                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
     14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                       CYPROS PHARMACEUTICAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                       CYPROS PHARMACEUTICAL CORPORATION
                             2714 LOKER AVENUE WEST
                           CARLSBAD, CALIFORNIA 92008

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON TUESDAY, FEBRUARY 10, 1998

                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Cypros Pharmaceutical
Corporation (the "Company") will be held at the Company's executive offices, 2714 Loker Avenue West, Carlsbad, California 92008 on Tuesday, February 10, 1998 at 10:00 a.m. (local time), for the following purposes:

          (1) To elect members of the Board of Directors to serve for the ensuing year and until their successors are elected;

          (2) To amend the Company's 1992 Stock Option Plan (the "1992 Plan") to increase the aggregate number of shares of the Company's Common Stock authorized for issuance under the 1992 Plan from 2,266,288 to 2,766,288;

          (3) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending July 31, 1998; and

          (4) To transact such other business as may properly come before the meeting or any adjournments and postponements thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on December 12, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. Only holders of the Company's Common Stock at the close of business on the record date are entitled to vote at the Annual Meeting.

                                          By Order of the Board of Directors,

                                          /S/ DAVID W. NASSIF

                                          David W. Nassif, Secretary

Carlsbad, California
December 12, 1997

                             YOUR VOTE IS IMPORTANT

     YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, EVEN IF YOU DO PLAN TO ATTEND, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING, IF YOU SO DESIRE, BUT WILL HELP THE COMPANY SECURE A QUORUM AND REDUCE THE EXPENSE OF ADDITIONAL PROXY SOLICITATION. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN FROM THE RECORDHOLDER A PROXY ISSUED IN YOUR NAME.

                       CYPROS PHARMACEUTICAL CORPORATION
                             2714 LOKER AVENUE WEST
                           CARLSBAD, CALIFORNIA 92008

                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON TUESDAY, FEBRUARY 10, 1998

                            ------------------------

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     This Proxy Statement is furnished to the shareholders of Cypros Pharmaceutical Corporation, a California corporation (the "Company"), in connection with the solicitation of proxies by and on behalf of the Board of Directors of the Company. The proxies solicited hereby are to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held at the Company's executive offices on February 10, 1998 at 10:00 a.m. (local time), and at any and all adjournments and postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders.

     The executive offices of the Company are located at 2714 Loker Avenue West, Carlsbad, California 92008. The telephone number is 760-929-9500. This Proxy Statement and the accompanying form of proxy will be mailed to shareholders entitled to vote at the Annual Meeting on or about December 15, 1997.

     A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the shareholder for the nominees to the Board of Directors and for any other matter to be brought before the shareholders. If no direction is made, the shares represented by each properly executed proxy will be voted for management's nominees for the Board of Directors and for each other matter brought before the shareholders.

     Any proxy given may be revoked at any time prior to the exercise thereof by filing with the Secretary of the Company at the Company's executive offices a written instrument revoking such proxy or by the filing of a duly executed proxy bearing a later date. Any shareholder present at the Annual Meeting who has given a proxy may withdraw it and vote his shares in person if such shareholder so desires. Attendance at the meeting will not, by itself, revoke a proxy.

     It is contemplated that the solicitation of proxies will be made primarily by mail. The Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the shares and may reimburse them for their expenses in so doing. Should it appear desirable to do so in order to ensure adequate representation of shares at the Annual Meeting, officers, agents and employees of the Company may communicate with shareholders, banks, brokerage houses and others by telephone, telegraph, or in person to request that proxies be furnished. No additional compensation will be paid to directors, officers or other regular employees of the Company for such services. All expenses incurred in connection with this solicitation, including preparation, assembly, printing and mailing of this Proxy Statement, will be borne by the Company. The Company has no present plans to hire special employees or paid solicitors to assist in obtaining proxies, but reserves the option of doing so if it should appear that a quorum otherwise might not be obtained.

     Only holders of record of the Company's Common Stock, no par value, at the close of business on December 12, 1997, are entitled to notice of and to vote at the Annual Meeting. As of December 12, 1997, the Company had issued and outstanding 15,475,118 shares of Common Stock.

     Each share of Common Stock is entitled to one vote on all matters to be voted upon at the Annual Meeting.

     Votes at the Annual Meeting, including those cast in person or by proxy, will be tabulated by the Inspector of Elections appointed by the Board of Directors, who will separately tabulate affirmative and negative votes, abstentions and non-votes. Abstentions from voting and broker non-votes will be counted for purposes of determining the existence of a quorum, but, except for Proposal 2, are not counted for any purpose in determining whether a matter has been approved. With regard to Proposal 2, abstentions will have the same effect as negative votes and broker non-votes will not be counted for any purpose in determining whether the matter has been approved.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

NOMINEES

     Directors are elected at each annual meeting of shareholders and hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified, or until such Director's earlier death, resignation or removal. The Board of Directors is presently composed of five members. The following persons are nominees for election as Directors of the Company, have each consented to serve as a Director if elected and are presently serving as Directors of the Company: Dr. Paul J. Marangos, Robert F. Allnutt, Digby W. Barrios, Virgil D. Thompson and Dr. Robert A. Vukovich.

     The five candidates receiving the highest number of affirmative votes cast at the meeting will be elected Directors of the Company. Management proxies will be voted FOR the election of all of the above-named nominees unless the shareholder indicates that the proxy shall not be voted for all or any one of the nominees. If for any reason any nominee should, prior to the Annual Meeting, become unavailable for election as a Director, an event not now anticipated, the proxies will be voted for such substitute nominee, if any, as may be recommended by management. In no event, however, shall the proxies be voted for a greater number of persons than the number of nominees named.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE ABOVE
                                   NOMINEES.

     Set forth below is certain information with respect to the nominees for Director of the Company:

              NAME                    AGE                    POSITION
--------------------------------  -----------  -------------------------------------
Paul J. Marangos, Ph.D..........      50       Chairman of the Board, President,
                                               Chief Executive Officer and Director
Robert F. Allnutt(1)............      62       Director
Digby W. Barrios................      59       Director
Virgil D. Thompson(2)...........      58       Director
Robert A. Vukovich,                   54       Director
  Ph.D.(1)(2)...................

---------------

(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

     PAUL J. MARANGOS, Ph.D., has been President and Chairman of the Board since he co-founded the Company in November 1990. He became the Chief Executive Officer of the Company in February 1993. From April 1988 to November 1990, he was Senior Director of Research at Gensia Pharmaceuticals, Inc., a biotechnology company. From 1980 to 1988, he was Chief of Neurochemistry in the Biological Psychiatry Branch, National Institute of Mental Health. Dr. Marangos obtained his doctorate in biochemistry from the University of Rhode Island and did his post-doctoral work at the Roche Institute of Molecular Biology. He has published 250 research papers and four books in the field of biochemistry and pharmacology and is the recipient of the A.E. Bennett Award in Biological Psychiatry (1980). Dr. Marangos' most recent book published in July 1992 is entitled Emerging Strategies in Neuroprotection. He is a member of the Society for

Neuroscience and the American Academy for the Advancement of Science. Dr. Marangos is the founding editor of the Journal of Molecular Neuroscience published by Humana Press.

     ROBERT F. ALLNUTT has been a Director of the Company since November 1996. He has been a management consultant since February 1995. Mr. Allnutt was Executive Vice President of the Pharmaceutical Manufacturers Association from May 1985 until February 1995. Mr. Allnutt is also a director of Cortex Pharmaceuticals, Inc., a developer of pharmaceuticals to treat age-related degenerative diseases and disorders, and Penederm, Inc., a developer and marketer of specialized dermatology products.

     DIGBY W. BARRIOS has been a Director of the Company since February 1993. He has been a management consultant since June 1992. Mr. Barrios held various management positions at Boehringer Ingelheim Corporation, a manufacturer of pharmaceuticals and fine chemicals, from January 1983 to June 1992, the last five years of which he was President and Chief Executive Officer. He is also a director of Roberts Pharmaceutical Corporation, an international pharmaceutical company which licenses, acquires, develops and commercializes post-discovery drugs in selected therapeutical categories, Sepracor, Inc., which develops improved chemical entities that are enhanced forms of existing, widely sold pharmaceuticals, and Sheffield Pharmaceuticals, Inc., an early-stage company involved in the development of therapies, delivery systems and devices.

     VIRGIL D. THOMPSON has been a Director of the Company since January 1996. He has been the President and Chief Executive Officer and a member of the Board of Directors of Cytel Corporation since January 1996. He was the President and Chief Executive Officer of CIBUS Pharmaceutical, Inc. from July 1994 to January 1996. Prior thereto, he was the President of Syntex Laboratories, Inc. ("Syntex") from August 1991 to August 1993 and an Executive Vice President of Syntex from March 1986 to August 1991. Mr. Thompson is also a director of Biotechnology General Corporation, which develops, manufactures and markets genetically-engineered and other products for human health care, and Aradigm Corporation, which develops non-invasive pulmonary drug delivery products.

     ROBERT A. VUKOVICH, PH.D., has been a Director of the Company since August 1992. Since 1983, he has been Chairman of the Board, President and Chief Executive Officer of Roberts Pharmaceutical Corporation. Prior thereto, he was the Director of the Division of Developmental Therapeutics for Revlon Health Care Group from 1979 to 1983. Dr. Vukovich received a doctorate in pharmacology and pathology from Jefferson Medical College, Philadelphia.

MEETINGS; ATTENDANCE; COMMITTEES

     The Board of Directors held 7 meetings during the fiscal year ended July 31, 1997. Each of the Directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he served, held during the period for which he was a director or committee member, respectively, except for Mr. Barrios. The Board of Directors has an Audit Committee, which met twice during the last fiscal year, and a Compensation Committee, which met three times during the last fiscal year. The Board does not have a Nominating Committee. In practice, the entire Board performs the function of a Nominating Committee.

     The Audit Committee of the Board of Directors is responsible for reviewing and supervising the financial controls of the Company, including the selection of the Company's auditors, the scope of the audit procedures, the nature of the services to be performed by and the fees to be paid to the Company's independent auditors, and any changes in the accounting standards of the Company. The Audit Committee meets with the Company's independent auditors twice annually. The Audit Committee is composed of two non-employee directors: Mr. Allnutt and Dr. Vukovich.

     The Compensation Committee of the Board of Directors is responsible for setting the initial salary and stock option grant for new executive officers, for making salary adjustments, awarding bonuses and/or additional stock option grants to executive officers, and for developing incentive compensation programs for such officers. The Compensation Committee is composed of two non-employee directors: Mr. Thompson and Dr. Vukovich.

DIRECTOR COMPENSATION

     The Company compensates its non-employee Directors for their service on the Board with an annual grant of 10,000 stock options under the 1993 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Options granted under the Directors' Plan have an exercise price equal to 85% of the fair market value of the Common Stock (as determined by the Board) on the date of the grant and vest in 48 equal monthly installments commencing on the date of the grant, provided the non-employee Director serves continuously on the Board during the month. The Company also reimburses its directors who are not employees for their reasonable expenses incurred in attending meetings. No additional fees are paid for participation in committee meetings. Directors who are officers of the Company receive no additional compensation for Board service. Therefore, Dr. Marangos received no additional compensation for Board service in fiscal 1997.

         PROPOSAL 2 -- APPROVAL OF AMENDMENT TO 1992 STOCK OPTION PLAN

     In August 1992, the Board of Directors and shareholders of the Company adopted the Company's 1992 Stock Option Plan (the "1992 Plan") and reserved 500,000 shares of the Company's Common Stock for issuance under the 1992 Plan. In January 1995, the shareholders of the Company approved an increase in the number of shares reserved under the 1992 Plan to 1,000,000 and in May 1995, the number of shares reserved increased as a result of a 2.5:1.0 stock split.

     At November 21, 1997, options (net of canceled, expired or exercised options) covering an aggregate of 1,570,540 shares of the Company's Common Stock had been granted under the 1992 Plan, 130,122 options had been exercised and 695,748 shares (plus any shares that might in the future be returned to the 1992 Plan as a result of cancellations or expiration of options) remained available for future grant under the 1992 Plan.

     In November 1997, the Stock Option Committee approved an amendment to the 1992 Plan, subject to shareholder approval, to increase the number of shares authorized for issuance under the 1992 Plan from a total of 2,266,288 shares to 2,766,288 shares. The Stock Option Committee adopted this amendment to ensure that the Company can continue to grant stock options to employees and consultants at levels determined appropriate by the Compensation Committee (for officers) and the Stock Option Committee (for all other employees and consultants).

     Shareholders are requested in this Proposal 2 to approve the 1992 Plan, as amended. If the shareholders fail to approve this Proposal 2, the Company may not be able to attract and retain qualified employees. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting at the meeting will be required to approve the 1992 Plan, as amended.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENT TO THE 1992 STOCK
                                  OPTION PLAN.

     The essential features of the 1992 Plan are outlined below:

GENERAL

     The 1992 Plan provides for the grant of both incentive and nonstatutory stock options. Incentive stock options granted under the 1992 Plan are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). Nonstatutory stock options granted under the 1992 Plan are intended not to qualify as incentive stock options under the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of incentive and nonstatutory stock options.

PURPOSE

     The 1992 Plan was adopted to provide a means by which selected officers and employees of and consultants to the Company and its affiliates could be given an opportunity to purchase stock in the Company, to assist in retaining the services of employees holding key positions, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company.

ADMINISTRATION

     The 1992 Plan is administered by the Board of Directors of the Company. The Board has the power to construe and interpret the 1992 Plan and, subject to the provisions of the 1992 Plan, to determine the persons to whom and the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration and other terms of the option. The Board of Directors is authorized to delegate administration of the 1992 Plan to a committee composed of not fewer than two members of the Board. The Board has delegated administration of the 1992 Plan to the Stock Option Committee of the Board, whose members are not eligible for options under the 1992 Plan. The Compensation Committee of the Board, however, determines the number of stock options for each executive officer. In addition, the 1992 Plan contains a provision granting the Board the power to limit the Directors who may serve as members of the Compensation Committee and the Stock Option Committee to those who are "outside directors" under Section 162(m) of the Code. As used herein with respect to the 1992 Plan, the "Board" refers to the Stock Option Committee and the Compensation Committee, as applicable, as well as to the Board of Directors itself.

ELIGIBILITY

     Incentive stock options may be granted under the 1992 Plan only to employees (including directors if they are also key employees) of the Company and its affiliates. Selected employees, directors and consultants are eligible to receive nonstatutory stock options under the 1992 Plan.

     No incentive stock option may be granted under the 1992 Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company or any affiliate of the Company, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. For stock options granted under the 1992 Plan, the aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which such options are exercisable for the first time by an optionee during any calendar year (under all such plans of the Company and its affiliates) may not exceed $100,000. In addition, the 1992 Plan contains a per-employee, per-calendar year limitation on the number of options that may be granted equal to 100,000; provided, however, that the Compensation Committee or the Stock Option Committee may determine in some future circumstances that it would be in the best interests of the Company and its shareholders to grant options to purchase a greater number of shares to a single employee during a calendar year.

COMMON STOCK SUBJECT TO THE 1992 PLAN

     If options granted under the 1992 Plan expire or otherwise terminate without being exercised, the Common Stock not purchased pursuant to such options again becomes available for issuance under the 1992 Plan.

TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the 1992 Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price of incentive stock options under the 1992 Plan may not be less than the fair market value of the Common Stock subject to the option on the date of the option grant. The exercise price of nonstatutory options under the 1992 Plan may not be less than 85% of the fair market value of the Common Stock subject to the option on the date of the option grant. In some cases (see "Eligibility" above), the exercise price of an option granted under the 1992 Plan may not be less than 110% of such fair market value. At November 21, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $5.50 per share.

     The exercise price of options granted under the 1992 Plan must be paid either: (a) in cash at the time the option is exercised; or (b) at the discretion of the Board (i) by delivery of other Common Stock of the Company,
(ii) pursuant to a deferred payment arrangement or (iii) in any other form of legal consideration acceptable to the Board.

     Option Exercise. Options granted under the 1992 Plan may become exercisable in cumulative increments ("vest") as determined by the Board. Shares covered by currently outstanding options under the 1992 Plan typically vest monthly over a 48-month period during the optionee's employment or services as a consultant. Shares covered by options granted in the future under the 1992 Plan may be subject to different vesting terms. The Board has the power to accelerate the time during which an option may be exercised. In addition, nonstatutory options granted under the 1992 Plan may permit exercise prior to vesting, but in such event the optionee may be required to enter into an early exercise stock purchase agreement that allows the Company to repurchase shares not yet vested at their exercise price should the optionee leave the employ of the Company before vesting. To the extent provided by the terms of an option, an optionee may satisfy any federal, state or local tax withholding obligation relating to the exercise of such option by a cash payment upon exercise by authorizing the Company to withhold a portion of the stock otherwise issuable to the optionee, by delivering already-owned stock of the Company or by a combination of these means.

     Term. The maximum term of options under the 1992 Plan is ten years, except that in certain cases (see "Eligibility" above) the maximum term is five years. Options under the 1992 Plan terminate three months after the termination of the optionee's employment or relationship as a director or consultant of the Company or any affiliate of the Company unless (a) the termination of employment is due to such person's permanent and total disability (as defined in the Code), in which case the option may, but need not, provide that it may be exercised at any time within twelve months of such termination; (b) the optionee dies while employed by or serving as a consultant or director of the Company or any affiliate of the Company, or within three months after termination of such relationship, in which case the option may, but need not, provide that it may be exercised (to the extent the option was exercisable at the time of the optionee's death) within twelve months of the optionee's death by the person or persons to whom the rights to such option pass by will or by the laws of descent and distribution; or (c) the option by its terms specifically provides otherwise. Individual options by their terms may provide for exercise within a longer period of time following termination of employment or the consulting relationship. The option term may also be extended in the event that exercise of the option within these periods is prohibited for specified reasons.

ADJUSTMENT PROVISIONS

     If there is any change in the stock subject to the 1992 Plan or subject to any option granted under the 1992 Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the 1992 Plan and options outstanding thereunder will be appropriately adjusted as to the class and the maximum number of shares subject to such plan, the maximum number of shares which may be granted to an employee during a calendar year, and the class, number of shares and price per share of stock subject to such outstanding options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The 1992 Plan provides that, in the event of a dissolution or liquidation of the Company, any outstanding options under the 1992 Plan will terminate if not exercised prior to such event. The 1992 Plan also provides that in the event of a specified type of merger or other corporate reorganization, to the extent permitted by law, any surviving corporation will be required to either assume options outstanding under the 1992 Plan or substitute similar options for those outstanding under such plan, or such outstanding options will continue in full force and effect. In the event that any surviving corporation declines to assume or continue options outstanding under the 1992 Plan, or to substitute similar options, then with respect to options held by persons then performing services for the Company, the vesting of such options shall accelerate immediately prior to such event, but all such accelerated options and any other outstanding options will terminate if not exercised prior to such event.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the 1992 Plan without shareholder approval or ratification at any time or from time to time. Unless sooner terminated, the 1992 Plan will terminate in August 2002.

     The Board may also amend the 1992 Plan at any time or from time to time. However, no amendment will be effective unless approved by the shareholders of the Company within twelve months before or after its adoption by the Board if the amendment would: (a) modify the requirements as to eligibility for participation (to the extent such modification requires shareholder approval in order for the 1992 Plan to satisfy Section 422 of the Code or Rule 16b-3 of the Securities Exchange Act of 1934 (the "Exchange Act"); (b) increase the number of shares reserved for issuance upon exercise of options; or (c) change any other provision of the 1992 Plan in any other way if such modification requires shareholder approval in order to comply with Rule 16b-3 of the Exchange Act or satisfy the requirements of Section 422 of the Code.

RESTRICTIONS ON TRANSFER

     Under the 1992 Plan, an option may not be transferred by the optionee otherwise than by will or by the laws of descent and distribution, except that a nonstatutory stock opton may be transferable upon such terms and conditions as the Board determines in its discretion. During the lifetime of an optionee, an option may be exercised only by the optionee. In addition, shares subject to repurchase by the Company under an early exercise stock purchase agreement may be subject to restrictions on transfer which the Board deems appropriate.

FEDERAL INCOME TAX INFORMATION

     Incentive Stock Options. Incentive stock options under the 1992 Plan are intended to be eligible for the favorable federal income tax treatment accorded "incentive stock options" under the Code.

     There generally are no federal income tax consequences to the optionee or the Company by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the optionee's alternative minimum tax liability, if any.

     If an optionee holds stock acquired through exercise of an incentive stock option for at least two years from the date on which the option is granted and at least one year from the date on which the shares are transferred to the optionee upon exercise of the option, any gain or loss on a disposition of such stock will be long-term capital gain or loss. Generally, if the optionee disposes of the stock before the expiration of either of these holding periods (a "disqualifying disposition"), at the time of disposition, the optionee will realize taxable ordinary income equal to the lesser of (a) the excess of the stock's fair market value on the date of exercise over the exercise price, or
(b) the optionee's actual gain, if any, on the purchase and sale. The optionee's additional gain, or any loss, upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year. Slightly different rules may apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     To the extent the optionee recognizes ordinary income by reason of a disqualifying disposition, the Company will generally be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation) to a corresponding business expense deduction in the tax year in which the disqualifying disposition occurs.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the 1992 Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionee or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionee normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. Generally, with respect to employees, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionee. Upon disposition of the stock, the optionee will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such gain or loss will be long or short-term depending on whether the stock was held for more than one year. Slightly different rules apply to optionees who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to covered employees in a taxable year to the extent that compensation exceeds $1 million for a covered employee. It is possible that compensation attributable to stock options, when combined with all other types of compensation received by a covered employee from the Company, may cause this limitation to be exceeded in any particular year.

     Certain kinds of compensation, including qualified "performance-based compensation", are disregarded for purposes of the deduction limitation. Under
Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that the option is granted by a compensation committee comprised solely of "outside directors," and either: (i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, the per-employee limitation is approved by the shareholders, and the exercise price of the option is no less than the fair market value of the stock on the date of grant; or (ii) the option is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, and the option is approved by the shareholders.

        PROPOSAL 3 -- RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     Pursuant to the recommendation of its Audit Committee, the Board of Directors has appointed Ernst & Young LLP as independent auditors of the Company for the fiscal year ending July 31, 1998, and has further directed that management submit the selection of independent auditors for ratification by the shareholders. Ernst & Young LLP has audited the Company's financial statements and prepared its federal and state tax returns since 1992. A representative of Ernst & Young LLP will be available at the Annual Meeting to respond to appropriate questions or make such statements as such representative deems appropriate.

     Shareholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION
                     OF THE SELECTION OF ERNST & YOUNG LLP.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth certain compensation paid by the Company to its Chief Executive Officer and each of the other most highly compensated current executive officers of the Company who earned more than $100,000 in the fiscal year ended July 31, 1997 (collectively, the "Named Executive Officers") for services rendered to the Company for the fiscal years ended July 31, 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                 ANNUAL     COMPENSATION
                     NAME AND PRINCIPAL POSITION                  YEAR         SALARY
        -----------------------------------------------------    ------     ------------
        Paul J. Marangos.....................................     1997        $214,019
          Chairman of the Board, President and                    1996        $195,000
          Chief Executive Officer                                 1995        $183,462
        Stephen C. Eisold....................................     1997        $176,154(1)
          Executive Vice President of Commercial Development
          and Chief Operating Officer
        Anthony W. Fox.......................................     1997        $161,384(2)
          Vice President of Drug Development                      1996        $165,038
          and Regulatory Affairs                                  1995        $151,058
        David W. Nassif......................................     1997        $144,554
          Senior Vice President, Chief Financial Officer          1996        $133,269
          and Secretary                                           1995        $118,846

---------------

(1) Mr. Eisold did not earn more than $100,000 in cash compensation from the Company in any prior fiscal year as he joined the Company in May 1996.

(2) Dr. Fox began reducing his time commitment to the Company in June 1997 in order to allow him to pursue the startup of another biopharmaceutical company. In October 1997, the Company hired Zofia E. Dziewanowska, M.D., Ph.D., as his successor. Dr. Fox remains a consultant to the Company during the transition period.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants incentive stock options to its executive officers under the 1992 Plan. Option Grants in Last Fiscal Year

OPTION GRANTS IN LAST FISCAL YEAR

     The following table presents certain information with respect to stock option grants made during the fiscal year ended July 31, 1997 under the 1992 Option Plan to the Company's Chief Executive Officer and the Named Executive Officers.

                       OPTION GRANTS IN 1997 FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                               INDIVIDUAL GRANTS                          VALUE AT
                              ---------------------------------------------------   ASSUMED ANNUAL RATES
                               NUMBER OF       % OF TOTAL                              OF STOCK PRICE
                              SECURITIES        OPTIONS                               APPRECIATION FOR
                              UNDERLYING        GRANTED                                OPTION TERMS(3)
                                OPTIONS       TO EMPLOYEES   EXERCISE   EXPIRATION  ---------------------
            NAME              GRANTED(1)       IN 1997(2)     PRICE       DATE         5%          10%
----------------------------  -----------     ------------   --------   ---------   --------     --------
Paul J. Marangos (CEO)......     25,000            21%        $ 4.06    9/10/1996   $165,333     $263,265
David W. Nassif.............     15,000            13%        $ 4.06    9/10/1996   $ 99,200     $157,959

---------------

(1) Options become exercisable over a four-year period with 1/48th of the shares vesting monthly. The options will fully vest upon a change of control, as defined in the Company's option plans, unless the acquiring company assumes the options or substitutes similar options. The term of the options is ten years.

(2) Based on options to purchase 116,500 shares granted to employees in fiscal 1997, including the Chief Executive Officer and the Named Executive Officers.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company's estimate or projection of future stock price performance. Actual gains, if any, depend on overall market conditions and the actual future performance of the Company and its Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all shareholders.

OPTION EXERCISES AND YEAR-END VALUE TABLE

     There were no option exercises by the Chief Executive Officer or any of the Named Executive Officers during the fiscal year ended July 31, 1997. The following table presents certain information with respect to option exercises during the fiscal year ended July 31, 1997 by the Chief Executive Officer and each of the Named Executive Officers and the value at July 31, 1997 of unexercised options held by such individuals. The value of unexercised options reflects the increase in market value of the Company's Common Stock from the date of grant through July 31, 1997 (the last trade in the Company's Common Stock on that date was executed at $4.25 per share). The value actually realized upon future option exercises by the Chief Executive Officer and the Named Executive Officers will depend on the value of the Company's Common Stock at the time of exercise.

                AGGREGATED OPTION EXERCISES IN 1997 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                       UNDERLYING OPTIONS AS OF        IN-THE-MONEY OPTIONS AT
                             SHARES                          FY-END(#)(1)                    FY-END($)(2)
                          ACQUIRED IN     VALUE      ----------------------------    ----------------------------
          NAME            EXERCISE(#)    REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
------------------------  ------------   --------    -----------    -------------    -----------    -------------
Paul J. Marangos (CEO)..            --        --         5,208          19,792        $      990       $ 3,760
Stephen C. Eisold.......            --        --        29,166          70,834                --            --
Anthony W. Fox..........            --        --       118,749          31,251                --            --
David W. Nassif.........            --        --       112,229          27,771        $  176,211       $ 6,014

---------------

(1) Includes both in-the-money and out-of-the-money options. "In-the-money" options are options with exercise prices below the market price of the Company's Common Stock.

(2) Based on the fair market value of the underlying shares on the last day of the fiscal year less the exercise or base price. Excludes out-of-the-money options.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Dr. Marangos has an employment agreement with the Company effective until August 31, 1999, pursuant to which he is employed as Chairman of the Board of Directors, President and Chief Executive Officer of the Company at an annual salary of $216,500 per year. Dr. Marangos' employment agreement contains certain provisions concerning maintenance of confidential information of the Company and assignment of inventions by the Company. In the event that the Company terminates Dr. Marangos' employment with or without cause in accordance with the agreement, Dr. Marangos is entitled to continue to receive base salary and benefits for a period of 12 months following termination.

           COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION(1)

  Compensation Philosophy

     The Company's executive compensation programs are designed to attract and retain executives capable of leading the Company to meet its business objectives and to motivate them to enhance long-term shareholder value. The Company's compensation of executive officers generally has been comprised of a cash salary and stock option grants under the 1992 Plan.

  Base Salary

     The Compensation Committee uses a number of factors in setting the base salary of a new executive officer, including the officer's credentials and previous compensation package and the average salary for such position as reported in various industry group surveys that the Compensation Committee uses. The surveys that the Compensation Committee uses generally include companies that are in the development stage with no more than 50 employees, a narrower group of companies than those in the Nasdaq Pharmaceutical Stocks group shown on the Company's Stock Price Performance Graph. Subsequent salary increases are based upon reviews of each officer's performance in helping the Company to achieve its business objectives, including the advancement of its clinical and research programs, product acquisitions, sales growth, capital raising and cost containment, and ultimately, the performance of the Company's stock price. The Company's financial position is also a factor that is considered by the Compensation Committee.

  Stock Option Grants

     Each incoming executive officer is given a stock option grant under the 1992 Plan at the time of employment in order to provide a long-term incentive and align executive officer and shareholder long-term interests by creating a direct link between executive compensation and shareholder return. Stock options are granted at an exercise price equal to the fair market value of the Company's Common Stock on the date of the grant. In order to facilitate long-term incentives through the option grants, options are generally subject to monthly vesting over a 48-month period and are exercisable for 10 years.

     The initial grant and any subsequent grants to an executive officer is determined by the Compensation Committee in much the same way that the officer's base salary is determined.

  Chief Executive Officer

     The salary of Dr. Marangos is reviewed periodically by the Compensation Committee in light of his accomplishments in furthering the growth of the Company and the salaries paid to chief executive officers of comparable companies. The employment agreement for the Chief Executive Officer allows for the payment of an annual bonus in the sole discretion of the Compensation Committee, based upon the annual performance evaluation for such officer. While the Company and Dr. Marangos met most of their goals and objectives for the 1997 fiscal year, the Compensation Committee determined that the Company was not in a position to pay Dr. Marangos a cash bonus. For this same reason, the Company has not yet instituted a cash bonus plan for the Company's other executive officers.

  Section 162(m) of the Internal Revenue Code

     Section 162(m) of the Code limits the Company to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain Named Executive Officers in a taxable year. Compensation above $1 million may be deducted if it is "performance-based compensation" within the meaning of the Code.

     The Compensation Committee has determined that stock options granted under the 1992 Plan with an exercise price at least equal to the fair market value of the Company's Common Stock on the date of grant shall be treated as "performance-based compensation."

                                          Compensation Committee
                                          Virgil D. Thompson
                                          Robert A. Vukovich
---------------

(1) The material in this report and in the following stock price performance presentation is not soliciting material, is not deemed filed with the U.S. Securities and Exchange Commission (the "SEC") and is not incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in such filing.

STOCK PRICE PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the cumulative total shareholder return on the Company's Common Stock, based on its market price and assuming reinvestment of dividends, with the cumulative total return of companies on the Nasdaq Stock Market (U.S. common stocks) and the Nasdaq Pharmaceutical Stocks group for the period beginning November 30, 1992 (the end of the month in which the Company's Common Stock first began trading) through the Company's fiscal year ended July 31, 1997. The Company's Common Stock was initially offered to the public and subject to securities registration on November 3, 1992. This graph assumes that the value of the investment in the Company's Common Stock and each of the comparison groups was $100 on November 30, 1992 and that all dividends were reinvested at the time they were paid.

                  COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
         CYPROS PHARMACEUTICAL CORPORATION, THE NASDAQ STOCK MARKET AND
                          NASDAQ PHARMACEUTICAL STOCKS

        MEASUREMENT PERIOD                                                        NASDAQ
      (FISCAL YEAR COVERED)               CYPROS         NASDAQ COMPOSITE     PHARMACEUTICALS
11/30/92                                           100                 100                 100
7/30/93                                             64                 108                  73
7/29/94                                            131                 110                  65
7/30/95                                            231                 155                  92
7/30/96                                            115                 170                 109
7/31/97                                            109                 250                 128

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 21, 1997 by (i) all persons known by the Company to own beneficially 5% or more of the outstanding shares of the Company's Common Stock, (ii) each nominee for Director, (iii) the Named Executive Officers, and (iv) all officers and directors of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                              NUMBER OF SHARES      PERCENTAGE
            NAME AND ADDRESS                 BENEFICIALLY OWNED      OF TOTAL
-----------------------------------------    ------------------     ----------
President and Fellows of Harvard
  College................................         1,637,500            10.6%
c/o Harvard Management Company, Inc.
    600 Atlantic Avenue
    Boston, MA 02210
Paul J. Marangos(1)......................         1,628,270            10.5
  2714 Loker Avenue West
  Carlsbad, California 92008
Bernard B. Levine........................         1,273,082             8.2
  P.O. Box 2635
  La Jolla, CA 92038-2635
Anthony W. Fox(2)........................           137,978               *
David W. Nassif(3).......................           121,625               *
Robert A. Vukovich(4)....................           110,250               *
Digby W. Barrios(5)......................            84,625               *
Stephen C. Eisold(6).....................            41,666               *
Virgil D. Thompson(7)....................            15,291               *
Robert F. Allnutt(8).....................             7,770               *
All officers and directors, as a group
  (8 persons)(9).........................         2,147,475            13.4

---------------

 *  Less than one percent.

(1) Includes 8,333 shares issuable upon options exercisable within 60 days.

(2) Includes 136,978 shares issuable upon options exercisable within 60 days.

(3) Includes 120,625 shares issuable upon options exercisable within 60 days.

(4) Includes 110,250 shares issuable upon options exercisable within 60 days.

(5) Includes 79,625 shares issuable upon options exercisable within 60 days.

(6) Includes 41,666 shares issuable upon options exercisable within 60 days.

(7) Includes 15,291 shares issuable upon options exercisable within 60 days.

(8) Includes 6,770 shares issuable upon options exercisable within 60 days.

(9) Includes 519,538 shares issuable upon options exercisable within 60 days.

                       TRANSACTIONS WITH RELATED PARTIES

     Neither the Company nor any of its directors, nominees, officers or beneficial owners of more than 5% of the Company's outstanding Common Stock are parties to any relationships or transactions described in Item 404 of Regulation S-K promulgated by the SEC.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the directors and executive officers of the Company and persons who own more than ten percent of the Company's Common Stock (i) to file with the SEC and the National Association of Securities Dealers, Inc. initial reports of ownership and reports of changes in ownership of the Company's Common Stock and (ii) to furnish the Company with a copy of each such report.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended July 31, 1997, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

                      SUBMISSION OF SHAREHOLDER PROPOSALS

     Shareholders are advised that any shareholder proposal intended for consideration at the 1999 Annual Meeting must be received by the Company, at the address set forth on the first page of this Proxy Statement, no later than August 18, 1998, to be included in the proxy material for the 1999 Annual Meeting. It is recommended that shareholders submitting proposals direct them to the Secretary of the Company and utilize certified mail, return receipt requested, in order to ensure timely delivery. Shareholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and director nominations.

                                 ANNUAL REPORT

     A copy of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, as filed with the SEC, including the financial statements and financial statement schedules but excluding exhibits, is being provided to shareholders together with this Proxy Statement. Upon written request, the Company will furnish to shareholders a copy of the exhibits to such Annual Report on Form 10-K, upon payment of a fee limited to the Company's reasonable expenses in furnishing such exhibits. Such requests should be directed to the Chief Financial Officer, at the Company's executive offices, 2714 Loker Avenue West, Carlsbad, California 92008.

                                 OTHER MATTERS

     The Board of Directors knows of no matter to come before the Annual Meeting other than as specified herein. If other business should, however, be properly brought before the Annual Meeting, the persons voting the proxies will vote them in accordance with their best judgment.

     THE SHAREHOLDERS ARE URGED TO COMPLETE, SIGN AND RETURN PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors,

                                          /S/ DAVID W. NASSIF

                                          David W. Nassif, Secretary

Carlsbad, California
December 12, 1997

                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                       CYPROS PHARMACEUTICAL CORPORATION
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints PAUL J. MARANGOS and DAVID W. NASSIF, and each of them, proxies with full power of substitution, to vote all shares of Common Stock of Cypros Pharmaceutical Corporation (the "Company"), which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of Cypros to be held at Cypros's offices, 2714 Loker Avenue West, Carlsbad, California on Tuesday, February 10, 1998 at 10:00 a.m. local time, and at all adjournments thereof, upon the following matters:

    The Board of Directors recommends votes for:

(1) Election of Paul J. Marangos, Robert F. Allnutt, Digby W. Barrios, Virgil D. Thompson and Robert A. Vukovich as Directors of the Company to serve until the 1999 Annual Meeting or until their successors are elected and qualified.

               [ ] FOR all nominees listed above                                   [ ] WITHHOLD AUTHORITY
           (except as marked to the contrary below)                         to vote for all nominees listed above

 (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

--------------------------------------------------------------------------------

(2) To amend the Company's 1992 Stock Option Plan (the "1992 Plan") to increase the aggregate number of shares of the Company's Common Stock authorized for issuance under the 1992 Plan from 2,266,288 to 2,766,288 shares.

         [ ] FOR                 [ ] AGAINST                [ ] WITHHOLD

(3) To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending July 31, 1998.

         [ ] FOR                 [ ] AGAINST                [ ] WITHHOLD

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED ABOVE. IF ANY NOMINEE NAMED ABOVE DECLINES OR IS UNABLE TO SERVE AS A DIRECTOR, THE PERSONS NAMED AS PROXIES SHALL HAVE FULL DISCRETION TO VOTE FOR ANY OTHER PERSON WHO MAY BE NOMINATED. WHEN PROPERLY EXECUTED, THIS PROXY ALSO AUTHORIZES THE PROXY HOLDERS TO ACT IN ACCORDANCE WITH THEIR DISCRETION UPON ALL MATTERS INCIDENT TO THE CONDUCT OF THE MEETING AND UPON OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

DATED:
------------------------------              ------------------------------------
                                                         SIGNATURE

                                            ------------------------------------
                                                         PRINT NAME

                                            ------------------------------------
                                                SIGNATURE (IF HELD JOINTLY)

                                            ------------------------------------
                                                         PRINT NAME

                                            PLEASE SIGN EXACTLY AS YOUR NAME
                                            APPEARS HEREON. IF THE STOCK IS
                                            REGISTERED IN THE NAMES OF TWO OR
                                            MORE PERSONS, EACH SHOULD SIGN.
                                            EXECUTORS, ADMINISTRATORS, TRUSTEES,
                                            GUARDIANS AND ATTORNEYS-IN-FACT
                                            SHOULD ADD THEIR TITLES. IF SIGNER
                                            IS A CORPORATION, PLEASE GIVE FULL
                                            CORPORATE NAME AND HAVE A DULY
                                            AUTHORIZED OFFICER SIGN, STATING
                                            TITLE. IF SIGNER IS A PARTNERSHIP,
                                            PLEASE SIGN IN PARTNERSHIP NAME BY
                                            AUTHORIZED PERSON.

                                               PLEASE VOTE, DATE AND PROMPTLY
                                                    RETURN THIS PROXY IN
                                             THE ENCLOSED RETURN ENVELOPE WHICH
                                                         IS POSTAGE
                                              PREPAID IF MAILED IN THE UNITED
                                                          STATES.